EXHIBIT 99.1

ZiLOG, Inc.

Contacts:	Investors:
Stewart Chalmers	Kristine Mozes
Positio Public Relations	Mozes Communications LLC
(408) 454-6086	(781) 652-8875

ZILOG  ANNOUNCES AGREEMENT WITH
RILEY INVESTMENT MANAGEMENT LLC

SANTA CLARA, CA. - August 8, 2008 – ZiLOG, Inc. (NASDAQ: ZILG) today announced that it has entered into a settlement agreement and release with the entities and persons affiliated with Riley Investment Management LLC, resolving all proxy matters and other issues relating to ZiLOG.  The agreement provides, among other things, for the following:

▪	ZiLOG will promptly increase the total number of directors on its Board of Directors from five to six, divided evenly among its three Classes.

▪	ZiLOG's Board of Directors will promptly appoint Eric Singer to join the Board as a director in Class III and appoint him to its Compensation Committee.

▪
ZiLOG will include Mr. Singer in its proxy materials as a nominee for election to the Board of Directors as a director in Class III and use its reasonable best efforts to cause Mr. Singer's election to the Board at its 2008 annual meeting, which  is expected to be held on October 6, 2008.

▪
The Riley entities will vote their shares in favor of ZiLOG's slate of nominees for election to the Board of Directors at the company's 2008 and 2009 annual meetings, and will not solicit proxies in connection with those meetings, including with respect to the proposed bylaw amendments.

▪
The Riley entities will abide by certain confidentiality and standstill obligations through the completion of ZiLOG's 2009 annual meeting, including an agreement not to acquire an aggregate beneficial ownership position of more than 13% of ZiLOG's outstanding common stock.  The Riley entities and their clients currently own approximately 1,433,055 shares of ZiLOG common stock, representing approximately 8.5 percent of ZiLOG's outstanding shares.

"We are pleased to have achieved this agreement with the Riley Group and believe that it best serves the interests of ZiLOG and its shareholders," said Darin Billerbeck, president and CEO of ZiLOG.  "Through this agreement, ZiLOG and RIM will avoid a costly and disruptive proxy contest at a time when the company is exploring a full range of strategic alternatives to enhance shareholder value.  We look forward to working with Mr. Singer."

ERIC SINGER (Age 34)

Mr. Singer’s principal occupation or employment is Senior Investment Analyst at Riley Investment Management LLC since July 2007.  Riley Investment Management LLC is an investment adviser, which provides investment management services and is the general partner of Riley Investment Partners Master Fund, L.P.  Mr. Singer began his career at WisdomTree Capital Management in New York from 1995 to 2000 and was affiliated with Singer Capital Management from 2001 to 2003.  Most recently, from 2003 to June 2007 Mr. Singer managed private portfolios for Alpine Resources LLC and its related entities.  Mr. Singer is a 1995 graduate of Brandeis University.

”We look forward to working with the ZiLOG Board to enhance shareholder value,” said Bryant Riley, Managing Member of Riley Investment Management LLC.

About Zilog, Inc.

ZiLOG is a global supplier of application specific, embedded system-on-chip (SoC) solutions for secured transactions, consumer electronics and industrial application and an industry leader in remote control and universal IR database solutions.  From its roots as an award-winning architect in the microprocessor and microcontroller industry, ZiLOG has evolved to become a leader in production-ready and custom-built SoC solution sets.  ZiLOG is headquartered in San Jose, California, and employs approximately 500 people around the world, with sales offices in Asia, Europe, and North America.  For more information about ZiLOG and its products, visit http://www.zilog.com/.

Cautionary Statements

This release contains forward-looking statements relating to expectations, plans or prospects for ZiLOG, Inc. that are based upon the current expectations and beliefs of ZiLOG's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  These statements include those relating to the ZiLOG's evaluation of a course of action that will increase value for ZiLOG stockholders.  The risks related to any action to increase shareholder value are detailed in the company's filings with the U.S. Securities and Exchange Commission ("SEC").  ZiLOG does not expect to, and disclaims any obligation to update such statements until release of its next quarterly earnings announcement or in any other manner.  ZiLOG, however, reserves the right to update such statement, or any portion thereof, at any time for any reason.

For a detailed discussion of these and other cautionary statements, please refer to the risk factors discussed in filings with the SEC, including but not limited to, the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2008, and any subsequently filed reports.  All documents also are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at http://www.sec.gov or from the Company's website at www.zilog.com.